Exhibit 10.2

Green Mountain Coffee Roasters, Inc.

Executive Management Short-Term Incentive Plan for FY 2007

I.	INTENT

The Executive Management Short-Term Incentive Plan for fiscal year 2007 (the period from October 1, 2006 to September 29, 2007) is designed to recognize the contributions of key management employees to the achievement of business goals and objectives through a monetary bonus.

II.	PLAN FORMULA

a.	Qualifier

In order for a participant to qualify for a bonus award, the participant must have performed their duties satisfactorily, in accordance with policies and procedures and in a manner that will enhance the quality of the working experience at, the image of and reputation of Green Mountain Coffee Roasters (GMCR).

b.	Payout

The participant may earn a bonus on an annual basis during the plan year based on a combination of the Green Mountain Coffee Roasters reaching the Operating Profit Growth target, the Sales Growth target, and the achievement of individual goals. See schedule A for details.

III.	EFFECTIVE DATE

The terms and conditions of this Plan are for fiscal year 2007 of Green Mountain Coffee Roasters, Inc. (October 1, 2006 to September 29, 2007).

IV.	ELIGIBLE EMPLOYEES

a.	Participation is limited to executive management employees of Green Mountain Coffee Roasters identified by the CEO and Human Resources. Plan participants are characteristically defined as Senior Leaders and include:

i.	VP of Sales

ii.	VP of Marketing

iii.	VP of Supply Chain Operations

iv.	Chief Information Officer

v.	VP of Corporate Social Responsibility

vi.	VP of Environmental Affairs

b.	To be eligible, a participant must be employed in an identified executive management position for a minimum of six months during each applicable fiscal year. Bonus payments to participants with at least six months service but less than twelve full months service in an identified executive management position will be prorated based on the number of months in the identified executive management. One half month is considered a full month.

c.	A participant who retires, dies, transfers to a position not covered by this Plan, or is placed on a leave of absence or lay-off, receives a prorated bonus payment under this plan provided IV (b) above is satisfied.

d.	A participant who resigns or is terminated for cause or unsatisfactory performance prior to receipt of payment receives no bonus payment under this Plan. A participant under a corrective action plan at the time of payout will not receive a payout.

V.	BONUS TERMS, CONDITIONS, AND PAYMENTS

a.	The provisions of this Plan do not constitute a contract of employment.

b.	Bonus payments are made as soon as practical following the issuance of the audited financial statements of GMCR for the applicable fiscal year, but no later than December 31, 2007.

c.	Annual payouts are made in accordance with GMCR’s financial policies and procedures.

d.	Taxes will be withheld in accordance with Local, State, and Federal laws.

e.	At the discretion of the plan administrator and based on the availability of equity instruments, the bonus can be taken in stock.

VI.	ADMINISTRATION

a.	This Plan is administered by Human Resources of GMCR. The HR team reviews and approves all individual bonus payments. Human Resources is guided by the intent of this Plan to provide a motivating bonus that rewards employees for their contributions to GMCR.

b.	The CEO and VP of Human Resources/Organizational Development have full power to construe or interpret this Plan and to make adjustments when, in its opinion, inequities may result. Their decision will prevail in all disputes.

c.	Because business conditions may change, the Compensation Committee of the Board of Directors of GMCR reserve the right to amend, modify, or cancel this Plan at anytime with written notice to the participants.